Exhibit 99.1


  McGrath RentCorp Announces Results for Fourth Quarter and Year-end

      EPS of $0.47 for the Fourth Quarter and $1.63 for the Year

               Rental Revenues Increase 11% for the Year

               Company Announces 12.5% Dividend Increase


    LIVERMORE, Calif.--(BUSINESS WIRE)--Feb. 22, 2007--McGrath RentCorp (NASDAQ:MGRC) today announced revenues for the quarter ended December 31, 2006, of $70.7 million, compared to $77.6 million in the fourth quarter 2005. The Company reported net income for the fourth quarter 2006 of $11.9 million, or $0.47 per diluted share, compared to net income of $12.1 million, or $0.47 per diluted share, in the fourth quarter 2005. Rental revenue, the key driver of sustainable revenue and earnings levels, rose 10% compared to the fourth quarter of 2005.

    Total revenues for the twelve months ended December 31, 2006, were $267.1 million, compared to $272.2 million in the same twelve-month period in 2005. Net income for the twelve months ended December 31, 2006, increased 1% to $41.1 million, or $1.63 per diluted share, compared to net income of $40.8 million, or $1.61 per diluted share, in the prior-year period.

    Several items impacted 2005 and 2006 results, and should be considered when assessing year over year core business performance. In 2005, sales of modular classrooms related to hurricanes in the southeastern U.S. contributed $14.3 million of revenue and $0.09 of EPS. In addition, a lower effective tax rate increased EPS by $0.04 in 2005, caused by favorable revenue distribution by state due to the TRS acquisition. In 2006, the Company began expensing employee stock options as required by SFAS 123R, which reduced EPS by $0.08. In addition, the 2006 effective tax rate was reduced to 36.9% from 39.0% due primarily to a franchise tax law change in Texas, increasing EPS by $0.05.

    The Company also announced that the board of directors declared a quarterly cash dividend of $0.18 per share for the quarter ending March 31, 2007, an increase of 12.5% over last year's same period. On an annualized basis, this dividend represents a 2.3% yield based on the February 21, 2007, closing stock price. The cash dividend will be payable on April 30, 2007, to all shareholders of record on April 16, 2007.

    For the fourth quarter of 2006, the Company's Mobile Modular division reported a 12% increase in rental revenues to $24.3 million compared with $21.7 million in the fourth quarter 2005, with gross profit on rental revenues increasing 18% to $16.4 million from $14.0 million in the fourth quarter 2005. Sales revenues decreased $4.7 million from $14.4 million in the fourth quarter 2005 to $9.7 million, with gross profit on sales decreasing $1.3 million to $2.5 million in the fourth quarter 2006. The decrease in sales revenues was primarily due to $8.4 million of sales revenue related to damages caused by Hurricane Katrina during the fourth quarter 2005. The Company views these types of large sale projects as unique opportunities and generally does not expect sale projects of a similar size to occur on a regular basis. Total gross profit increased 7% from $20.2 million in the fourth quarter 2005 to $21.5 million in the fourth quarter 2006. Selling and administrative expenses increased $1.2 million to $6.4 million in the fourth quarter 2006, due primarily to $0.5 million of non-cash stock compensation expense related to the adoption of SFAS 123R. Allocated interest expense increased $0.4 million due to higher average interest rates and average debt levels experienced by the Company. As a result, Mobile Modular pre-tax income decreased 2% from $13.4 million to $13.2 million in the fourth quarter 2006.

    For the fourth quarter of 2006, the Company's TRS-RenTelco division reported a 7% increase in rental revenues to $19.9 million compared to $18.6 million in the fourth quarter of 2005, with gross profit on rental revenues increasing 8% to $8.7 million from $8.0 million in the fourth quarter 2005. Sales revenues decreased $8.1 million from $12.1 million in the fourth quarter 2005 to $4.0 million in the fourth quarter 2006, with gross profit on sales decreasing $0.4 million to $1.9 million from $2.3 million in the fourth quarter 2005. Selling and administrative expenses increased $0.4 million, primarily due to $0.3 million of non-cash stock compensation expense related to the adoption of SFAS 123R. Allocated interest expense increased $0.2 million due to higher average interest rates and average debt levels experienced by the Company. As a result, TRS-RenTelco pre-tax income decreased 4% from $5.5 million to $5.3 million in the fourth quarter 2006.

    Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

    "Our fourth quarter results reflect the continuing growth of our rental businesses in both modulars and electronics. Our long-term success has been and will continue to be driven by rental revenue growth and higher gross profit and margin on rents. These metrics provide the best gauge of the health and sustainable earnings potential of both Mobile Modular and TRS-RenTelco.

    "Our full year results in 2006 show the strength of our core rental operations, contributing to combined increases of 11% in rental revenues to $168.9 million and 14% in gross profit on rents to $90.0 million. Mobile Modular rental revenues increased 12% to $91.1 million and gross profit on rents 10% to $56.7 million. This was accomplished in spite of a challenging California classroom rental environment in 2006 due to limited modernization bond funding at the state level. TRS-RenTelco rental revenues increased 9% to $77.8 million and gross profit on rents 23% to $33.3 million. These results reflect a healthy rental environment and lower depreciation expense and equipment processing costs, as a percentage of rents.

    "Starting in 2007, and continuing through 2008, we will be making key strategic growth and infrastructure investments to support longer-term earnings. As a result, our 2007 EPS guidance range of $1.65 to $1.73 masks the strength of our continuing core rental operations due to the impact of these initiatives. These new investments include geographic market and segment expansion of our modular rental business, a new ERP application platform, IT infrastructure upgrades, and greater management bandwidth and staffing. In 2007, although we expect our continuing core modular and electronics rental operations to contribute approximately a 12% increase in EPS over 2006 levels, a large portion of this earnings growth is being offset by the collective amount of these key investments and a return to a more normalized effective tax rate.

    "For Mobile Modular in 2007, our outlook for the California classroom rental market is very favorable. With passage of the November 2006 school facilities bond measure supporting school modernization, the cloud of uncertainty on the backlog of school reconstruction projects moving forward in 2007 and 2008 has now been lifted. We anticipate higher California classroom booking levels in 2007 with the majority of equipment shipping beginning late in the second and third quarters. While this means that we will only see approximately three to six months of rental billings in 2007, we should see a full twelve months of rental revenues from the great majority of these orders in 2008. We also anticipate a healthy flow of new school modernization project opportunities continuing through 2008 from the bond funding now in place. School modernization and reconstruction projects typically have rental terms from 18 to 36 months or longer. We are also expecting another strong year in the Florida educational market due to the popularity of our hybrid classroom product, the demand for class size reduction and other facility needs, and our growing base of customers.

    "The strength we saw in the California and Texas commercial markets in 2006 has continued into 2007. We are also optimistic regarding the over $30 billion in non-educational infrastructure bond monies passed by California voters at the end of 2006 that could benefit commercial market activity for many years.

    "In 2007, we are looking forward to launching our first new modular geographic market since our entry into the Florida educational market in 2004. We have identified several U.S. markets that we believe will be attractive long-term opportunities for our educational and commercial modular business. We are actively preparing for launch in select markets and we will be updating our progress during 2007. We are also excited about our recent entry into the commercial modular rental market in Florida. We believe the Florida commercial market is of significant size and customer diversity to add favorably to our long-term profitability in the state. This year, we will also complete the development of our central Florida regional sales and inventory center to support our growing business levels.

    "For TRS-RenTelco in 2007, we are anticipating favorable U.S. and Canadian rental markets. We believe broad based demand will be driven by emerging wireless communication technologies, semiconductor and consumer electronics product development and manufacturing, and the impact of increasing volumes of broadband, wireless and video traffic on communication networks. In addition, we will continue to assess options for geographic and product line expansion.

    "Looking ahead in 2007, we will be nurturing our new modular geographic launches and expansion into the Florida commercial modular rental market. On a parallel track, we will continue our "growth laboratory" and "incubation" work on potential new initiatives in order to create a continuum of future earnings growth opportunities. In turn, the investments we are making in creating greater management bench strength, and in our IT infrastructure, staffing and new ERP application platform, are essential to support the Company's future growth."

    FOURTH QUARTER 2006 HIGHLIGHTS (AS COMPARED TO FOURTH QUARTER
2005)

    -- Rental revenues increased 10% to $44.2 million. Within rental revenues, Mobile Modular increased 12% from $21.7 million to $24.3 million; TRS-RenTelco increased 7% from $18.6 million to $19.9 million.

    -- Sales revenues decreased 42% to $16.7 million, resulting from lower sales volume at Mobile Modular and TRS-RenTelco. In the fourth quarter 2005, Mobile Modular sales revenues included $8.4 million of sales revenues related to damages caused by Hurricane Katrina. Lower sales volume was partially offset by a higher gross margin percentage of 30.0% in 2006 compared to 22.7% in 2005, resulting in gross profit decreasing 23% to $5.0 million in 2006 from $6.5 million in 2005. Sales revenues and related gross margins can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.

    -- Depreciation of rental equipment increased 6% to $11.8 million, with Mobile Modular increasing 5% to $2.9 million from $2.8 million in 2005, and TRS-RenTelco increasing 7% to $8.9 million from $8.3 million in 2005.

    -- Debt decreased $12.5 million during the quarter to $165.6 million, with the Company's total liabilities to equity ratio decreasing from 1.66 to 1 as of September 30, 2006 to 1.54 to 1 at December 31, 2006. As of December 31, 2006, the Company, under its lines of credit, had capacity to borrow an additional $89.4 million.

    -- Dividend rate increased 14% to $0.16 per share for the fourth quarter 2006, as compared to $0.14 per share for the fourth quarter of 2005. On an annualized basis, this dividend represents a 2.0% yield on the February 21, 2006 close price of $31.67.

    -- EBITDA increased 6% to $34.6 million for the fourth quarter 2006 compared to $32.8 million for the fourth quarter 2005. EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization and other non-cash stock compensation. A reconciliation of net income to EBITDA can be found at the end of this release.

    You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

    FINANCIAL GUIDANCE

    The Company expects 2007 financial results to be driven by continued growth in its core rental operations, partly offset by increases in selling and administrative expenses, with full-year earnings per share to be in a range of $1.65 to $1.73 per diluted share.

    In 2007, we expect low double-digit percentage growth in rental revenues to be somewhat offset by higher selling and administrative costs as we invest in geographic market and segment expansion of our modular rental business, a new ERP application platform, IT infrastructure upgrades, and greater management bandwidth and staffing. Selling and administrative costs are expected to increase by approximately 15% compared to 2006. In addition, we expect a higher estimated effective tax rate of 39.0%, compared to 36.9% in 2006. Our lower 2006 tax rate was primarily due to a one-time reduction to the Company's deferred tax liability as a result of a franchise tax law change enacted by the state of Texas in May 2006. These forward-looking statements reflect McGrath RentCorp's expectations as of February 22, 2007. Actual 2007 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

    CONFERENCE CALL NOTE: As previously announced in its press release of January 25, 2007, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 22, 2007 to discuss the fourth quarter 2006 results. To participate in the teleconference, dial 1-800-218-9073 (in the U.S.), or 1-303-262-2139
(outside the US), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11081107.

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "estimates", "will", "should", "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in the company's 10-K, 10-Q and other SEC filings, including, the effectiveness of management's strategies and decisions, general economic and business conditions, state funding for education, economic conditions in the markets in which the Company conducts the majority of its business, continuing demand for modular products, timely delivery and installation of modular products, delays of future sales projects, intense industry competition, fluctuations in interest rates and the Company's ability to manage credit risk, fluctuations in the Company's effective tax rate, hiring, retention and motivation of key personnel, success of the Company's strategic growth initiatives, successful implementation of information system upgrades, ability to finance expansion and to locate and consummate acquisitions, and new or modified statutory or regulatory requirements. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release. The Company assumes no obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or developments.


                           MCGRATH RENTCORP
                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)

                                Three Months Ended Twelve Months Ended
                                   December 31,       December 31,
                                --------------------------------------
(in thousands, except per share
 amounts)                          2006      2005      2006      2005
                                -------- --------- --------- ---------

REVENUES
  Rental                        $44,205   $40,316  $168,940  $152,316
  Rental Related Services         9,155     8,021    31,599    26,460
                                -------- --------- --------- ---------
    Rental Operations            53,360    48,337   200,539   178,776
  Sales                          16,708    28,730    64,085    90,823
  Other                             594       548     2,442     2,581
                                -------- --------- --------- ---------
        Total Revenues           70,662    77,615   267,066   272,180
                                -------- --------- --------- ---------

COSTS AND EXPENSES
  Direct Costs of Rental
   Operations
    Depreciation of Rental
     Equipment                   11,782    11,088    45,353    44,178
    Rental Related Services       6,535     5,687    21,830    17,893
     Other                        7,318     7,230    33,576    29,292
                                -------- --------- --------- ---------
        Total Direct Costs of
         Rental Operations       25,635    24,005   100,759    91,363
  Costs of Sales                 11,703    22,203    44,481    67,378
                                -------- --------- --------- ---------
        Total Costs              37,338    46,208   145,240   158,741
                                -------- --------- --------- ---------
          Gross Profit           33,324    31,407   121,826   113,439
  Selling and Administrative     11,865    10,295    45,499    39,819
                                -------- --------- --------- ---------
    Income from Operations       21,459    21,112    76,327    73,620
  Interest                        2,675     2,164    10,760     7,890
                                -------- --------- --------- ---------
    Income Before Provision for
     Income Taxes                18,784    18,948    65,567    65,730
  Provision for Income Taxes      6,844     6,872    24,209    24,649
                                -------- --------- --------- ---------
    Income Before Minority
     Interest                    11,940    12,076    41,358    41,081
  Minority Interest in Income
   (Loss) of Subsidiary              43       (29)      280       262
       Net Income               $11,897   $12,105   $41,078   $40,819
                                ========= ======== ========= =========

Earnings Per Share:
  Basic                           $0.48     $0.49     $1.65     $1.65
  Diluted                         $0.47     $0.47     $1.63     $1.61
Shares Used in Per Share
 Calculation:
  Basic                          25,008    24,795    24,948    24,668
  Diluted                        25,313    25,542    25,231    25,331

Cash Dividends Declared Per
 Share                            $0.16     $0.14     $0.64     $0.56



                           MCGRATH RENTCORP
                     CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)

                                                      December 31,
                                                   -------------------
(in thousands)                                       2006      2005
                                                   -------------------

Assets
Cash                                                   $349      $276
Accounts Receivable, net of allowance for doubtful
    accounts of $1,000 in 2006 and 2005              59,834    64,424

Rental Equipment, at cost:
    Relocatable Modular Buildings                   451,828   408,227
    Electronic Test Instruments                     186,673   154,708
                                                   --------- ---------
                                                    638,501   562,935
    Less Accumulated Depreciation                  (187,159) (156,502)
                                                   --------- ---------
    Rental Equipment, net                           451,342   406,433
                                                   --------- ---------

Property, Plant and Equipment, net                   58,146    56,008
Prepaid Expenses and Other Assets                    15,871    16,019
                                                   --------- ---------
            Total Assets                           $585,542  $543,160
                                                   ========= =========

Liabilities and Shareholders' Equity
Liabilities:
    Notes Payable                                  $165,557  $163,232
    Accounts Payable and Accrued Liabilities         55,509    51,690
    Deferred Income                                  25,852    28,132
    Minority Interest in Subsidiary                   3,479     3,199
    Deferred Income Taxes, net                      104,353    98,438
                                                   --------- ---------
            Total Liabilities                       354,750   344,691
                                                   --------- ---------

Shareholders' Equity:
    Common Stock, no par value --
      Authorized -- 40,000 shares
    Issued and Outstanding -- 25,090 shares in
               2006 and 24,832 shares in 2005        33,963    26,224
    Retained Earnings                               196,829   172,245
                                                   --------- ---------
            Total Shareholders' Equity              230,792   198,469
                                                   --------- ---------
            Total Liabilities and Shareholders'
             Equity                                $585,542  $543,160
                                                   ========= =========


                           MCGRATH RENTCORP
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED)

----------------------------------------------------------------------
                                               Year Ended December 31,
                                               -----------------------
(in thousands)                                     2006        2005
----------------------------------------------------------------------

Cash Flow from Operating Activities:
  Net Income                                        $41,078   $40,819
  Adjustments to Reconcile Net Income to Net
   Cash Provided by Operating Activities:
    Depreciation                                     47,461    46,433
    Provision for Doubtful Accounts                     863       845
    Non-Cash Stock Compensation                       3,125        44
    Gain on Sale of Rental Equipment                 (9,747)   (9,662)
    Change In:
      Accounts Receivable                             3,727    (9,979)
      Prepaid Expenses and Other Assets                 148    (1,312)
      Accounts Payable and Accrued Liabilities        8,829     2,646
      Deferred Income                                (2,280)    2,311
      Deferred Income Taxes                           5,915     9,708
                                               ------------- ---------
        Net Cash Provided by Operating
         Activities                                  99,119    81,853
                                               ------------- ---------

Cash Flow from Investing Activities:
  Purchase of Rental Equipment                     (109,920) (105,501)
  Purchase of Property, Plant and Equipment          (4,247)  (10,512)
  Proceeds from Sale of Rental Equipment             24,144    31,406
                                               ------------- ---------
        Net Cash Used in Investing Activities       (90,023)  (84,607)
                                               ------------- ---------

Cash Flow from Financing Activities:
  Net Borrowings Under Bank Lines of Credit           2,325    11,344
  Proceeds from the Exercise of Stock Options         3,591     3,325
    Excess Tax Benefit from Exercise of
     Disqualifying Disposition of Stock Options       1,047     1,270
  Repurchase of Common Stock                           (526)      (30)
  Payment of Dividends                              (15,460)  (13,068)
                                               ------------- ---------
        Net Cash Provided by (Used in)
         Financing Activities                        (9,023)    2,841
                                               ------------- ---------

        Net Increase in Cash                             73        87
Cash Balance, beginning of period                       276       189
                                               ------------- ---------
Cash Balance, end of period                            $349      $276
                                               ============= =========

Interest Paid, during the period                    $10,511    $7,799
                                               ============= =========
Income Taxes Paid, during the period                $17,248   $22,871
                                               ============= =========
Dividends Declared, not yet paid                     $4,016    $3,479
                                               ============= =========
Rental Equipment Acquisitions, not yet paid          $9,432   $14,694
                                               ============= =========


Mobile Modular - Q4 2006 compared to Q4 2005 (Unaudited)

(dollar amounts in thousands)         Three Months Ended   Increase
                                         December 31,      (Decrease)
                                      ------------------ -------------
                                        2006     2005       $      %
                                      ------------------ -------- ----
Revenues
Rental                                 $24,257  $21,682   $2,575   12%
Rental Related Services                  8,466    7,604      862   11%
                                      ------------------ --------
   Rental Operations                    32,723   29,286    3,437   12%
Sales                                    9,742   14,377   (4,635) -32%
Other                                      184      162       22   14%
                                      ------------------ --------
Total Revenues                         $42,649  $43,825  $(1,176)  -3%
                                      ------------------ --------

Gross Profit
Rental                                 $16,434  $13,963   $2,471   18%
Rental Related Services                  2,420    2,240      180    8%
                                      ------------------ --------
   Rental Operations                    18,854   16,203    2,651   16%
Sales                                    2,461    3,793   (1,332) -35%
Other                                      184      162       22   14%
                                      ------------------ --------
Total Gross Profit                     $21,499  $20,158   $1,341    7%
                                      ------------------ --------

                                      ------------------ --------
Pre-tax Income                         $13,155  $13,393    $(238)  -2%
                                      ------------------ --------

Other Information
Depreciation of Rental Equipment        $2,925   $2,773     $152    5%
Interest Expense Allocation             $1,958   $1,590     $368   23%

Average Rental Equipment (1)          $406,913 $363,768  $43,145   12%
Average Rental Equipment on Rent (1)  $335,204 $305,008  $30,196   10%
Average Monthly Total Yield (2)           1.99%    1.99%            0%
Average Utilization (3)                   82.4%    83.8%           -2%
Average Monthly Rental Rate (4)           2.41%    2.37%            2%

Period End Rental Equipment (1)       $410,205 $366,253  $43,952   12%
Period End Utilization (3)                81.4%    83.5%           -3%
Period End Floors (1)                   24,854   23,135    1,719    7%
----------------------------------------------------------------- ----

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.


TRS-RenTelco - Q4 2006 compared to Q4 2005 (Unaudited)

(dollar amounts in thousands)         Three Months Ended   Increase
                                         December 31,      (Decrease)
                                      ------------------ -------------
                                        2006     2005       $      %
                                      ------------------ -------- ----
Revenues
Rental                                 $19,948  $18,634   $1,314    7%
Rental Related Services                    689      417      272   65%
                                      ------------------ --------
   Rental Operations                    20,637   19,051    1,586    8%
Sales                                    4,047   12,128   (8,081) -67%
Other                                      410      386       24    6%
                                      ------------------ --------
Total Revenues                         $25,094  $31,565  $(6,471) -21%
                                      ------------------ --------

Gross Profit
Rental                                   8,671    8,035      636    8%
Rental Related Services                    200       94      106  113%
                                      ------------------ --------
   Rental Operations                     8,871    8,129      742    9%
Sales                                    1,931    2,277     (346) -15%
Other                                      410      386       24    6%
                                      ------------------ --------
Total Gross Profit                     $11,212  $10,792     $420    4%
                                      ------------------ --------

                                      ------------------ --------
Pre-tax Income                          $5,270   $5,490    $(220)  -4%
                                      ------------------ --------

Other Information
Depreciation of Rental Equipment        $8,857   $8,315     $542    7%
Interest Expense Allocation               $878     $665     $213   32%

Average Rental Equipment (1)          $182,783 $153,094  $29,689   19%
Average Rental Equipment on Rent (1)  $125,029 $108,007  $17,022   16%
Average Monthly Total Yield (2)           3.64%    4.06%          -10%
Average Utilization (3)                   68.4%    70.5%           -3%
Average Monthly Rental Rate (4)           5.32%    5.75%           -7%

Period End Rental Equipment (1)       $186,085 $154,119  $31,966   21%
Period End Utilization (3)                66.3%    68.9%           -4%
----------------------------------------------------------------- ----

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.


Mobile Modular - Twelve Months 2006 compared to Twelve Months 2005
 (Unaudited)

(dollar amounts in thousands)           Twelve Months      Increase
                                             Ended         (Decrease)
                                         December 31,
                                      ------------------ -------------
                                        2006     2005       $      %
                                      ------------------ -------- ----
Revenues
Rental                                 $91,124  $81,180   $9,944   12%
Rental Related Services                 29,913   25,053    4,860   19%
                                      ------------------ --------
   Rental Operations                   121,037  106,233   14,804   14%
Sales                                   34,209   49,107  (14,898) -30%
Other                                      729      625      104   17%
                                      ------------------ --------
Total Revenues                        $155,975 $155,965      $10    0%
                                      ------------------ --------

Gross Profit
Rental                                 $56,672  $51,756   $4,916    9%
Rental Related Services                  9,782    8,259    1,523   18%
                                      ------------------ --------
   Rental Operations                    66,454   60,015    6,439   11%
Sales                                    9,069   12,100   (3,031) -25%
Other                                      729      625      104   17%
                                      ------------------ --------
Total Gross Profit                     $76,252  $72,740   $3,512    5%
                                      ------------------ --------

                                      ------------------ --------
Pre-tax Income                         $43,439  $46,794  $(3,355)  -7%
                                      ------------------ --------

Other Information
Depreciation of Rental Equipment       $10,898   $9,587   $1,311   14%
Interest Expense Allocation             $7,907   $5,679   $2,228   39%

Average Rental Equipment (1)          $385,630 $341,103  $44,527   13%
Average Rental Equipment on Rent (1)  $319,716 $289,584  $30,132   10%
Average Monthly Total Yield (2)           1.97%    1.98%           -1%
Average Utilization (3)                   82.9%    84.9%           -2%
Average Monthly Rental Rate (4)           2.38%    2.34%            2%

Period End Rental Equipment (1)       $410,205 $366,253  $43,952   12%
Period End Utilization (3)                81.4%    83.5%           -3%
Period End Floors (1)                   24,854   23,135    1,719    7%
----------------------------------------------------------------- ----

1 Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.


TRS-RenTelco - Twelve Months 2006 compared to Twelve Months 2005
 (Unaudited)

(dollar amounts in thousands)          Twelve Months      Increase
                                            Ended         (Decrease)
                                        December 31,
                                     ------------------ --------------
                                       2006     2005       $       %
                                     ------------------ -------- -----
Revenues
Rental                                $77,816  $71,136   $6,680     9%
Rental Related Services                 1,686    1,407      279    20%
                                     ------------------ --------
   Rental Operations                   79,502   72,543    6,959    10%
Sales                                  17,483   31,154  (13,671)  -44%
Other                                   1,713    1,956     (243)  -12%
                                     ------------------ --------
Total Revenues                        $98,698 $105,653  $(6,955)   -7%
                                     ------------------ --------

Gross Profit
Rental                                $33,339  $27,090   $6,249    23%
Rental Related Services                   (13)     308     (321) -104%
                                     ------------------ --------
   Rental Operations                   33,326   27,398    5,928    22%
Sales                                   6,603    7,689   (1,086)  -14%
Other                                   1,713    1,956     (243)  -12%
                                     ------------------ --------
Total Gross Profit                    $41,642  $37,043   $4,599    12%
                                     ------------------ --------

                                     ------------------ --------
Pre-tax Income                        $19,827  $17,211   $2,616    15%
                                     ------------------ --------

Other Information
Depreciation of Rental Equipment      $34,455  $34,591    $(136)    0%
Interest Expense Allocation            $3,385   $2,475     $910    37%

Average Rental Equipment (1)         $170,705 $151,087  $19,618    13%
Average Rental Equipment on Rent (1) $118,798  $99,980  $18,818    19%
Average Monthly Total Yield (2)          3.80%    3.92%            -3%
Average Utilization (3)                  69.6%    66.2%             5%
Average Monthly Rental Rate (4)          5.46%    5.93%            -8%

Period End Rental Equipment (1)      $186,085 $154,119  $31,966    21%
Period End Utilization (3)               66.3%    68.9%            -4%
---------------------------------------------------------------- -----
1 Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.


    Reconciliation of Net Income to EBITDA

    The Company presents EBITDA as a financial measure as management believes it provides useful information regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the business. EBITDA is defined by the Company as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and non-cash stock compensation. In addition, several of the loan covenants and the determination of the interest rate related to the Company's revolving line of credit are expressed by reference to this financial measure, similarly calculated. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company's profitability or liquidity. The Company's EBITDA may not be comparable to similarly titled measures presented by other companies. Since EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the following table reconciles EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States for the three and twelve months ended December 31, 2006 and 2005.

(dollar amounts in thousands)  Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                               ------------------  -------------------
                                   2006     2005       2006      2005
                               --------- --------  --------- ---------
Net Income                      $11,897  $12,105    $41,078   $40,819
  Minority Interest in Income
   (Loss) of
Subsidiary                           43      (29)       280       262
  Provision for Income Taxes      6,844    6,872     24,209    24,649
  Interest                        2,675    2,164     10,760     7,890
                               --------- --------  --------- ---------
Income from Operations           21,459   21,112     76,327    73,620
  Depreciation and Amortization  12,321   11,624     47,461    46,433
  Non-Cash Stock Compensation       791       44      3,125        44
                               --------- --------  --------- ---------
EBITDA (1)                      $34,571  $32,780   $126,913  $120,097
                               ========= ========  ========= =========

EBITDA Margin (2)                    49%      42%        48%       44%

1 EBITDA is defined as net income before minority interest in income of subsidiary, interest expense, provision for income taxes, depreciation, amortization, and other non-cash stock compensation.

2 EBITDA Margin is calculated as EBITDA divided by total revenues for the period.


    CONTACT: McGrath RentCorp
             Keith E. Pratt, 925-606-9200
             Chief Financial Officer